Exhibit 99.1

Second Quarter 2012 Financial Statement Corrections

The following tables set forth the adjustments and restated amounts which correct the calculation error described in Item 4.02(a) of this Current Report on Form 8-K, with respect to (i) the Company’s unaudited condensed consolidated balance sheet as of June 30, 2012; (ii) the Company’s unaudited condensed consolidated statements of income for the three and six months ended June 30, 2012;   (iii) the Company’s unaudited consolidated statements of other comprehensive income for the three and six months ended June 30, 2012; (iv) the Company’s unaudited condensed consolidated statement of cash flows for the six months ended June 30, 2012; and (v) the Company’s unaudited share-based compensation expense for the three and six months ended June 30, 2012.

Condensed Consolidated Balance Sheet Items
Unaudited

	June 30, 2012
	Previously reported	Adjustments	Restated
	(in thousands)
Additional paid-in capital	$725,238	$3,848	$729,086
Retained earnings	(171,737)	(3,848)	(175,585)
Total shareholders’ equity	681,427	—	681,427

Condensed Consolidated Statements of Income

Unaudited

	Three Months Ended June 30, 2012
	Previously reported	Adjustments	Restated
	(in thousands, except per share data)
General and administrative	$12,592	$3,848	$16,440
Total expenses	71,966	3,848	75,814
Operating loss	(11,666)	(3,848)	(15,514)
Loss from continuing operations before taxes and non-controlling interest	(10,410)	(3,848)	(14,258)
Net loss attributable to Magnum Hunter Resources Corporation from continuing operations	(7,457)	(3,848)	(11,305)
Net loss	(7,457)	(3,848)	(11,305)
Net loss attributable to common shareholders	(14,615)	(3,848)	(18,463)
Loss from continuing operations	(0.10)	(0.02)	(0.12)
Loss per common share	(0.10)	(0.02)	(0.12)

	Six Months Ended June 30, 2012
	Previously reported	Adjustments	Restated
	(in thousands, except per share data)
General and administrative	$27,791	$3,848	$31,639
Total expenses	140,711	3,848	144,559
Operating loss	(23,215)	(3,848)	(27,063)
Loss from continuing operations before taxes and non-controlling interest	(28,383)	(3,848)	(32,231)
Net loss attributable to Magnum Hunter Resources Corporation from continuing operations	(24,594)	(3,848)	(28,442)
Net loss	(19,915)	(3,848)	(23,763)
Net loss attributable to common shareholders	(31,667)	(3,848)	(35,515)
Loss from continuing operations	(0.25)	(0.03)	(0.28)
Loss per common share	(0.22)	(0.03)	(0.25)

Consolidated Statements of Other Comprehensive Income

Unaudited

	Three Months Ended June 30, 2012
	Previously reported	Adjustments	Restated
	(in thousands)
Net loss	(7,457)	(3,848)	(11,305)
Total comprehensive loss	(11,765)	(3,848)	(15,613)

	Six Months Ended June 30, 2012
	Previously reported	Adjustments	Restated
	(in thousands)
Net loss	(19,915)	(3,848)	(23,763)
Total comprehensive loss	(20,797)	(3,848)	(24,645)

Condensed Consolidated Statement of Cash Flows
Unaudited

	Six Months Ended June 30, 2012
	Previously reported	Adjustments	Restated
	(in thousands)
Net loss	(19,915)	(3,848)	(23,763)
Share based compensation	8,691	3,848	12,539
Net cash provided by operating activities	48,665	—	48,665

Share-Based Compensation Expense
Unaudited

	Three Months Ended June 30, 2012
	Previously reported	Adjustments	Restated
	(in millions)
Share-based compensation expense	$4.1	$3.8	$7.9

	Six Months Ended June 30, 2012
	Previously reported	Adjustments	Restated
	(in millions, except per share/unit data)
Share-based compensation expense	$8.7	$3.8	$12.5
Total unrecognized compensation cost	$21.1	$(3.8)	$17.3
Weighted average period to be expensed in years	2.38	(0.09)	2.29
Fair value at the grant date per option	$4.26	$(0.47)	$3.79